Exhibit 10.10

[GSE LETTERHEAD]

January 20, 2005

PERSONAL AND CONFIDENTIAL

Mr. Kelvin R. Collard

350 Creekside Drive

League City, Texas 77573

Dear Kelvin:

I am pleased to extend you an offer of employment with Gundle/SLT Environmental, Inc. (GSE) as V.P. Chief Financial Officer reporting to me and located at GSE’s Houston, Texas headquarters. Your specific responsibilities are outlined in the attached position specification. The offer of employment is contingent upon a background check and the results of a post-offer medical examination, including tests for prohibited drugs and alcohol. Your employment with GSE will be governed by the terms and conditions contained within GSE’s Corporate Employee Policies.

This offer is based on what we believe is a good match between GSE’s needs and your business and professional interests. The key terms and conditions of our employment offer are outlined below:

1.	Your base salary will be $225,000 per year.

2.	You will be eligible to earn an annual incentive cash bonus with a target award of 40% of base salary and a maximum and minimum payout of 80% and 0% of base salary, respectively. One-quarter of your bonus will be determined based upon the achievement of personal goals mutually established by you and me, and the remaining three-quarters of your bonus will be determined based upon GSE’s achievement of financial targets. You will be eligible for a full year’s bonus for 2005, with no prorating based upon your start date.

3.	You will be eligible to participate in GSE’s incentive stock option plan. Under this plan, GSE’s Board of Directors grants options to the executive team on a merit basis at their discretion. Additionally, you will be allowed to invest up to $ 100,000.00 in GSE by purchasing stock in the company from Code Hennessy & Simmons at their original cost basis of $ 18.50 per share.

4.	Your employment, should you accept this offer, will be for no specified period. As an at-will relationship, either party may for any or no reason conclude the employment relationship at any time. However, should GSE terminate your employment with GSE for reasons other than cause, you will receive continued payment of your base salary for one (1) year following the date of separation as a pre-agreed severance payment.

5.	Upon employment, you will receive a one-time bonus payment of $20,000. Should you voluntarily resign your employment with GSE (other than by reason of a diminution in your job responsibilities to which you do not consent) prior to the first anniversary of your employment start date, you agree to repay this amount in full. This one-time bonus will be subject to standard withholding taxes.

6.	GSE offers a variety of benefits to its employees. You may be eligible for medical and dental insurance, long-term disability, group life, accidental death, a 401(k) plan, among others. A summary of our benefits plans will be forwarded under separate cover for your reference.

7.	We would like you to start your employment as soon as possible.

The U.S. Department of Justice, Immigration and Naturalization Service, requires that all employees, citizens and non-citizens, must complete an “Employment Eligibility Verification” (Form i-9) at the time of hire. This form requires that you present either a document that establishes both identity and employment eligibility, i.e. a

Mr. Kelvin R. Collard

January 20, 2005

driver’s license and a U.S. social security card. Be prepared to present original documents for examination by the Human Resources Department on your first day of employment. Please call HR at (281) 230 5832 if you have any question regarding the list of acceptable documents and to schedule your physical.

Kelvin, we are very impressed with both your background and potential. I believe GSE has demonstrated that we can create excitement and challenges for our management employees, and we would very much like to have you as a member of our team. We hope you find what we have to offer attractive and look forward to receiving an affirmative response from you in the very near future. This offer is open for your consideration through Wednesday, January 26, 2005.

Sincerely yours,

/s/ SAMIR T. BADAWI
Samir Badawi President and Chief Executive Officer Gundle/SLT Environmental, Inc.

Enclosure

Agreed and Accepted:

/s/ KELVIN R. COLLARD	January 24, 2005
Kelvin R. Collard	Date